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                        Consent of Independent Auditors

To Board of Directors and Stockholders
RAVISENT Technologies, Inc.:


We consent to incorporation herein by reference in the registration statement (No. 333-94417) on Form S-8 of our report dated January 7, 2000, with respect to the balance sheets of Teknema, Inc. as of September 30, 1999, and December 31, 1998, and the related statements of operations, stockholders' (deficit) equity, and cash flows for the nine month period ended September 30, 1999, and for the year ended December 31, 1998, which report appears in the Form 8-K/A-1 of RAVISENT Technologies, Inc. dated February 8, 2000.


/s/ KPMG

Mountain View, California
February 8, 2000